Exhibit 99.1

CHARLOTTE RUSSE NAMES

PATTI JOHNSON

AS CHIEF FINANCIAL OFFICER

SAN DIEGO, California, April 24, 2007 – Charlotte Russe Holding, Inc. (Nasdaq-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today announced the appointment of Patti Johnson as Executive Vice President and Chief Financial Officer, effective with her anticipated commencement of employment on May 21, 2007. Ms. Johnson replaces Dan Carter, who previously announced his resignation as Chief Financial Officer of Charlotte Russe effective with the hiring of his replacement.

Ms. Johnson, age 49, has over 25 years of experience in finance and accounting, serving in senior level positions with several large and mid-sized public companies. Most recently, Ms. Johnson served as Executive Vice President and Chief Financial Officer of Old Navy, a division of The Gap, Inc. [NYSE: GPS]. Previously, Ms. Johnson served as Chief Financial Officer of Kohl’s Corporation [NYSE: KSS], a specialty department store, from 1998 to 2003. She also served as Vice President of Finance and Controller from 1995 to 1998 at The Disney Stores, Inc., a mall-based specialty retail chain.

“Patti Johnson brings a demonstrated track record of success,” commented Mark Hoffman, Chief Executive Officer of Charlotte Russe. “Given her breadth of experience with very successful retail operations and her broad range of financial skills, we believe Patti is the ideal person to help lead Charlotte Russe during its next phase of growth. We look forward to benefiting from her expertise as we continue to expand our company and create ways to further increase shareholder value.”

Mr. Hoffman continued, “I would also like to thank Dan Carter for his many contributions and dedication to this company over the past 9 years, and wish him the very best in his future endeavors.”

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At March 31, 2007 the Company operated 395 stores in 43 states and Puerto Rico. The Company expects to open at least 50 new Charlotte Russe stores in fiscal 2007.

4645 Morena Boulevard, San Diego, California 92117 Phone 858-587-1500 Fax 858-875-0345

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, statements regarding our anticipated growth and expansion and increased stockholder value. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission.

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CONTACT:	Mark A. Hoffman President & Chief Executive Officer (858) 490-2603

Daniel T. Carter EVP & Chief Financial Officer (858) 490-2430

Joseph Teklits Integrated Corporate Relations (203) 682-8258